                             VERSAILLES ON THE LAKE
                                  6501 REED RD.
                               FORT WAYNE, INDIANA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 6, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                                     (AIMCO)

                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN

                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                     [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                  [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 9, 2203

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:    VERSAILLES ON THE LAKE
       6501 REED RD.
       FORT WAYNE, ALLEN COUNTY, INDIANA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 156 units with a total of 140,184 square feet of rentable area. The improvements were built in 1970. The improvements are situated on 10.05 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 90% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                LETTER OF TRANSMITTAL  PAGE 2
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 6, 2003 is:

                                      ($5,300,000)

                               Respectfully submitted,
                               AMERICAN APPRAISAL ASSOCIATES, INC.

July 9, 2003                   -s- Kenneth W. Kapecki
#053272                        Ken Kapecki, MAI
                               Managing Principal, Real Estate Group
                               State of Indiana, Certified General Appraiser,
                                #CG49600008

Report By:
John Nolan

AMERICAN APPRAISAL ASSOCIATES, INC.                    TABLE OF CONTENTS  PAGE 3
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary.........................................................     4
Introduction..............................................................     9
Area Analysis.............................................................    11
Market Analysis...........................................................    14
Site Analysis.............................................................    16
Improvement Analysis......................................................    16
Highest and Best Use......................................................    17

                                    VALUATION

Valuation Procedure.......................................................    18
Sales Comparison Approach.................................................    20
Income Capitalization Approach............................................    26
Reconciliation and Conclusion.............................................    38

                                     ADDENDA

Exhibit A - Photographs of Subject Property

Exhibit B - Summary of Rent Comparables and Photograph of Comparables

Exhibit C - Assumptions and Limiting Conditions

Exhibit D - Certificate of Appraiser

Exhibit E - Qualifications

General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                    Versailles on the Lake
LOCATION:                         6501 Reed Rd.
                                  Fort Wayne, Indiana

INTENDED USE OF ASSIGNMENT:       Court Settlement
PURPOSE OF APPRAISAL:             "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:               Fee simple estate

DATE OF VALUE:                    May 6, 2003
DATE OF REPORT:                   July 9, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

  Size:                           10.05 acres, or 437,778 square feet
  Assessor Parcel No.:            75-0017-0098
  Floodplain:                     Community Panel No. 18003C0165E (February 16,
                                  1995)
                                  Flood Zone X, an area outside the floodplain.
  Zoning:                         RP (Medium to High Density Apartment District)

BUILDING:
  No. of Units:                   156 Units
  Total NRA:                      140,184 Square Feet
  Average Unit Size:              899 Square Feet
  Apartment Density:              15.5 units per acre
  Year Built:                     1970

UNIT MIX AND MARKET RENT:

                          GROSS RENTAL INCOME PROJECTION

                                              Market Rent
                         Square          --------------------     Monthly          Annual
  Unit Type               Feet           Per Unit      Per SF     Income           Income
------------------------------------------------------------------------------------------
Stu/1Ba-1A10                368            $380        $1.03      $ 1,520         $ 18,240
Stu/1Ba-1B10                508            $420        $0.83      $ 3,360         $ 40,320
1Br/1Ba-1A10                722            $450        $0.62      $21,600         $259,200
2Br/1.5Ba-2A10              974            $580        $0.60      $27,840         $334,080
2Br/1Ba-2A15              1,088            $550        $0.51      $22,000         $264,000
2Br/2Ba-2B10              1,215            $650        $0.53      $ 5,200         $ 62,400
                                                                  ------------------------
                                                       Total      $81,520         $978,240
                                                                  ========================

OCCUPANCY:                        90%
ECONOMIC LIFE:                    45 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

EFFECTIVE AGE:                    25 Years
REMAINING ECONOMIC LIFE:          20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

    [PICTURE]                       [PICTURE]

EXTERIOR - OFFICE           EXTERIOR - LANDSCAPE & PARK

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
  As Vacant:             Hold for future multi-family development
  As Improved:           Continuation as its current use

METHOD OF VALUATION:     In this instance, the Sales Comparison and Income
                         Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                            Amount                      $/Unit
                                                            ------                      ------
DIRECT CAPITALIZATION
Potential Rental Income                                    $978,240                  $   6,271
Effective Gross Income                                     $983,890                  $   6,307
Operating Expenses                                         $513,570                  $   3,292             52.2% of EGI
Net Operating Income:                                      $439,120                  $   2,815

Capitalization Rate                                        8.25%
DIRECT CAPITALIZATION VALUE                                $5,300,000 *              $  33,974 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                             10 years
2002 Economic Vacancy                                      9%
Stabilized Vacancy & Collection Loss:                      7%
Lease-up / Stabilization Period                            7 months
Terminal Capitalization Rate                               8.50%
Discount Rate                                              10.50%
Selling Costs                                              2.00%
Growth Rates:
  Income                                                   3.00%
  Expenses:                                                3.00%
DISCOUNTED CASH FLOW VALUE                                 $5,300,000 *              $  33,974 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                     $5,300,000                $  33,974 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)                       $22,330 to $46,467
  Range of Sales $/Unit (Adjusted)                         $28,135 to $37,453
VALUE INDICATION - PRICE PER UNIT                          $5,300,000 *             $  33,974 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales                       4.97 to 6.02
  Selected EGIM for Subject                                5.50
  Subject's Projected EGI                                  $983,890
EGIM ANALYSIS CONCLUSION                                   $5,400,000 *              $  34,615 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                           $5,100,000 *              $  32,692 / UNIT

RECONCILED SALES COMPARISON VALUE                          $5,300,000                $  33,974 / UNIT

----------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                            $5,300,000
  NOI Per Unit                                              $5,100,000
  EGIM Multiplier                                           $5,400,000
INDICATED VALUE BY SALES COMPARISON                         $5,300,000      $33,974 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                             $5,300,000
  Discounted Cash Flow Method:                              $5,300,000
INDICATED VALUE BY THE INCOME APPROACH                      $5,300,000      $33,974 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                        $5,300,000      $33,974 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 6501 Reed Rd., Fort Wayne, Allen County, Indiana. Fort Wayne identifies it as 75-0017-0098.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by John Nolan on May 6, 2003. Ken Kapecki, MAI has not made a personal inspection of the subject property. John Nolan performed the research, valuation analysis and wrote the report. Ken Kapecki, MAI reviewed the report and concurs with the value. Ken Kapecki, MAI and John Nolan have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 6, 2003. The date of the report is July 9, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

  MARKETING PERIOD:            6 to 12 months
  EXPOSURE PERIOD:             6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Davidson Diversified. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years. Property refinanced in 2002.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Fort Wayne, Indiana. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - I-469
West  - I-69/U.S. 47
South - E. State Ave.
North - I-469

MAJOR EMPLOYERS

Major employers in the subject's area include Parkview Health Systems, Ft. Wayne Community Schools, General Motors Truck Group, Lutheran Health Network, Verizon, Lincoln Financial Group, City of Fort Wayne, Allen County Government, Sirva, and Shambaugh & Son, Inc. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                  AREA
                                ----------------------------------------
CATEGORY                        1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS       MSA
--------                        ------------  ------------  ------------       ---
POPULATION TRENDS
Current Population                  8,871        66,349        133,632       509,355
5-Year Population                   8,939        68,875        140,151       529,252
% Change CY-5Y                        0.8%          3.8%           4.9%          3.9%
Annual Change CY-5Y                   0.2%          0.8%           1.0%          0.8%

HOUSEHOLDS
Current Households                  3,823        26,426         53,455       196,235
5-Year Projected Households         3,978        28,052         57,006       207,426
% Change CY - 5Y                      4.1%          6.2%           6.6%          5.7%
Annual Change CY-5Y                   0.8%          1.2%           1.3%          1.1%

INCOME TRENDS
Median Household Income          $ 44,924      $ 50,693       $ 45,967      $ 42,433
Per Capita Income                $ 22,260      $ 23,283       $ 23,646      $ 21,522
Average Household Income         $ 53,302      $ 58,349       $ 59,092      $ 55,862

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                          AREA
                                       -------------------------------------------
CATEGORY                               1-MI. RADIUS  3-MI. RADIUS     5-MI. RADIUS      MSA
--------                               ------------  ------------     ------------      ---
HOUSING TRENDS

% of Households Renting                     25.81%       26.32%           28.07%       24.13%
5-Year Projected % Renting                  26.38%       26.16%           27.64%       23.96%

% of Households Owning                      68.35%       68.99%           65.66%       68.86%
5-Year Projected % Owning                   68.04%       69.40%           66.47%       69.42%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Single Family Residential
South - Single Family Residential
East  - Single Family Residential
West  - Multifamily Residential - Montrose Square Apartments

CONCLUSIONS

The subject is well located within the city of Fort Wayne. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                                 MARKET ANALYSIS

The subject property is located in the city of Fort Wayne in Allen County. The overall pace of development in the subject's market is more or less stable. No new construction on multi-unit properties was noticed. All new construction consisted of medium-sized single-family dwellings. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period   Region  Submarket
------   ------  ---------
4Q01      5.0%     6.0%
1Q02      6.0%     7.0%
2Q02      4.6%     8.0%
3Q02      7.2%     5.3%
4Q02      8.0%     6.7%
1Q03      7.0%     7.3%

Source: Apartment Association of Ft. Wayne

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market. Because the current situation is considered a "renters market" rent concessions are prevalent. This is usually in the form of one or two months free rent. However, one property has lowered monthly rents and another is offering unconventional incentives such as free golf.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period     Region    % Change  Submarket  % Change
------     ------    --------  ---------  --------
4Q01        $754         -       $754         -
1Q02        $789       4.6%      $789       4.6%
2Q02        $767      -2.8%      $767      -2.8%
3Q02        $801       4.4%      $801       4.4%
4Q02        $815       1.7%      $815       1.7%
1Q03        $807      -1.0%      $807      -1.0%

Source: Apartment Association of Ft. Wayne

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                             COMPETITIVE PROPERTIES

No.                      Property Name             Units    Ocpy.       Year Built     Proximity to subject
---                      -------------             -----    -----       ----------     --------------------
R-1                      Montrose Square            135      88%           1987     Directly NW of the subject
R-2                      Wood Creek                 204      88%           1973     0.25 miles NE of subject
R-3                      Black Hawk                 209      91%           1970     3 miles SE of subject
R-4                      Regency Park               226      88%           1972     3 miles S of subject
R-5                      Village Green              216      90%           1970     0.25 miles NW of subject
Subject                  Versailles on the Lake     156      90%           1970

The current trend toward low interest rates have increased the ratio of homeowners to renters. Consequently, the market has worsened for rental properties with rents dropping and vacancy increasing.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                              PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                   10.05 acres, or 437,778 square feet
  Shape                       Irregular
  Topography                  Slightly slope
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
   Community Panel            18003C0165E, dated February 16, 1995
   Flood Zone                 Zone X
  Zoning                      RP, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                                   ASSESSED VALUE - 2002
                           --------------------------------------     TAX RATE /     PROPERTY
PARCEL NUMBER                LAND        BUILDING        TOTAL         MILL RATE      TAXES
-------------                ----        --------        -----         ---------      -----
75-0017-0098               $268,200     $2,480,300     $2,748,500       0.03049       $83,802

IMPROVEMENT ANALYSIS

  Year Built                     1970
  Number of Units                156
  Net Rentable Area              140,184 Square Feet
  Construction:

    Foundation                   Reinforced concrete slab
    Frame                        Heavy or light wood
    Exterior Walls               Brick or masonry
    Roof                         Composition shingle over a wood truss structure
  Project Amenities              Amenities at the subject include a swimming
                                 pool, small playground, barbeque equipment,
                                 laundry room, and parking area.
  Unit Amenities                 Individual unit amenities include a balcony,
                                 cable TV connection, and washer dryer
                                 connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

Unit Mix:

                                                  Unit Area
Unit Type                Number of Units          (Sq. Ft.)
---------                ---------------          ---------
Stu/1Ba-1A10                      4                   368
Stu/1Ba-1B10                      8                   508
1Br/1Ba-1A10                     48                   722
2Br/1.5Ba-2A10                   48                   974
2Br/1Ba-2A15                     40                 1,088
2Br/2Ba-2B10                      8                 1,215

Overall Condition                              Average
Effective Age                                 25 years
Economic Life                                 45 years
Remaining Economic Life                       20 years
Deferred Maintenance                            None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1970 and consist of a 156-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                           SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                                   COMPARABLE
DESCRIPTION                                      SUBJECT                              I - 1
-----------                                      -------                           ----------
 Property Name                             Versailles on the Lake           Pointe Inverness

LOCATION:
 Address                                   6501 Reed Rd.                    7051 Pointe Inverness Way

 City, State                               Fort Wayne, Indiana              Fort Wayne, IN
 County                                    Allen                            Allen
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)                    140,184                          186,248
 Year Built                                1970                             1986
 Number of Units                           156                              248
 Unit Mix:                                     Type                 Total   Type                  Total
                                           Stu/1Ba-1A10               4
                                           Stu/1Ba-1B10               8
                                           1Br/1Ba-1A10              48
                                           2Br/1.5Ba-2A10            48
                                           2Br/1Ba-2A15              40
                                           2Br/2Ba-2B10               8

 Average Unit Size (SF)                    899                              751
 Land Area (Acre)                          10.0500                          0.0000
 Density (Units/Acre)                      15.5
 Parking Ratio (Spaces/Unit)               1.27                             2.00
 Parking Type (Gr., Cov., etc.)            Garage, Open Covered             Open
CONDITION:                                 Good                             Good
APPEAL:                                    Good                             Good
AMENITIES:
 Pool/Spa                                  Yes/No                           Yes/No
 Gym Room                                  No                               Yes
 Laundry Room                              Yes                              No
 Secured Parking                           No                               Yes
 Sport Courts                              No                               Yes
 Washer/Dryer Connection                   Yes                              Yes
 Clubhouse                                 Yes                              Yes
 Other
OCCUPANCY:                                 90%                              90%
TRANSACTION DATA:
 Sale Date                                                                  May, 2002
 Sale Price ($)                                                             $10,550,000
 Grantor                                                                    Kensington Realty Partners

 Grantee                                                                    Harbor Group

 Sale Documentation
 Verification
 Telephone Number
ESTIMATED PRO-FORMA:                                                         Total $    $/Unit    $/SF
 Potential Gross Income                                                     $1,985,448  $8,006    $10.66
 Vacancy/Credit Loss                                                        $  204,303  $  824    $ 1.10
 Effective Gross Income                                                     $1,781,145  $7,182    $ 9.56
 Operating Expenses                                                         $  923,472  $3,724    $ 4.96
 Net Operating Income                                                       $  857,673  $3,458    $ 4.61
NOTES:                                                                      None


 PRICE PER UNIT                                                                         $42,540
 PRICE PER SQUARE FOOT                                                                  $ 56.64
 EXPENSE RATIO                                                                             51.8%
 EGIM                                                                                      5.92
 OVERALL CAP RATE                                                                          8.13%
 Cap Rate based on Pro Forma or
  Actual Income?                                                                       ACTUAL

                                               COMPARABLE                          COMPARABLE
DESCRIPTION                                      I - 2                               I - 3
-----------                                      -----                               -----
 Property Name                             Black Hawk Apartments            Village Green Apartments

LOCATION:
 Address                                   3010 Simcoe Rd.                  6500 St. Joe Rd.

 City, State                               Fort Wayne, IN                   Fort Wayne, IN
 County                                    Allen                            Allen
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)                    190,520                          166,950
 Year Built                                1973                             1968
 Number of Units                           209                              216
 Unit Mix:                                   Type                   Total    Type                  Total
                                           1Br/1Ba                    56    1Br/1Ba                  90
                                           2Br/1Ba                    12    2Br/2Ba                 108
                                           2Br/1.5Ba                 104    3Br/2Ba                  18
                                           3Br/2.5Ba                  21
                                           3Br/2.5Ba                  16


 Average Unit Size (SF)                    912                              773
 Land Area (Acre)                          5.8500                           5.9700
 Density (Units/Acre)                      35.7                             36.2
 Parking Ratio (Spaces/Unit)               1.54                             1.60
 Parking Type (Gr., Cov., etc.)            Open                             Open
CONDITION:                                 Good                             Good
APPEAL:                                    Good                             Good
AMENITIES:
 Pool/Spa                                  Yes/No                           Yes/No
 Gym Room                                  No                               No
 Laundry Room                              Yes                              Yes
 Secured Parking                           No                               No
 Sport Courts                              No                               No
 Washer/Dryer Connection                   Yes                              Yes
 Clubhouse                                 Yes                              Yes
 Other
 OCCUPANCY:                                95%                              95%
TRANSACTION DATA:
 Sale Date                                 November, 2001                   May, 2001
 Sale Price ($)                            $7,100,000                       $5,545,000
 Grantor                                   Bristol Properties

 Grantee                                   Garden Black Hawk LP             IRPM II Limited Partnership


 Sale Documentation                        Book 2001, Page 14356            Book 2001, Page 3784
 Verification
 Telephone Number
ESTIMATED PRO-FORMA:                       Total $      $/Unit      $/SF    Total $     $/Unit     $/SF
 Potential Gross Income                    $1,280,847   $6,128      $6.72   $1,152,198  $5,334     $6.90
 Vacancy/Credit Loss                       $   89,659   $  429      $0.47   $   80,654  $  373     $0.48
 Effective Gross Income                    $1,191,188   $5,699      $6.25   $1,071,544  $4,961     $6.42
 Operating Expenses                        $  655,153   $3,135      $3.44   $  589,349  $2,728     $3.53
 Net Operating Income                      $  536,034   $2,565      $2.81   $  482,195  $2,232     $2.89
NOTES:                                     None                             Free golf as a rent
                                                                            concession

 PRICE PER UNIT                                         $33,971                       $25,671
 PRICE PER SQUARE FOOT                                  $ 37.27                       $ 33.21
 EXPENSE RATIO                                             55.0%                         55.0%
 EGIM                                                      5.96                          5.17
 OVERALL CAP RATE                                          7.55%                         8.70%
 Cap Rate based on Pro Forma or
   Actual Income?                                     PRO FORMA                     PRO FORMA

                                               COMPARABLE                     COMPARABLE
 DESCRIPTION                                     I - 4                          I - 5
 -----------                                     -----                          -----
 Property Name                             Wood Creek Apartments          Willows of Coventry

LOCATION:

 Address                                   6910 Ramblewood Dr.            4499 Coventry Parkway
 City, State                               Fort Wayne, IN                 Fort Wayne, IN
 County                                    Allen                          Allen
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)                    151,927                        350,336
 Year Built                                1974                           1986
 Number of Units                           205                            448
 Unit Mix:                                  Type                  Total    Type                   Total
                                           1Br/1Ba                 137
                                           1Br/1Ba                  17
                                           2Br/2Ba                  51

 Average Unit Size (SF)                    741                            782
 Land Area (Acre)                          12.5700                        0.0000
 Density (Units/Acre)                      16.3
 Parking Ratio (Spaces/Unit)               2.00                           2.00
 Parking Type (Gr., Cov., etc.)            Open                           Open
CONDITION:                                 Good                           Good
APPEAL:                                    Good                           Good
AMENITIES:
 Pool/Spa                                  Yes/Yes                        Yes/Yes
 Gym Room                                  Yes                            Yes
 Laundry Room                              Yes                            Yes
 Secured Parking                           No                             No
 Sport Courts                              Yes                            Yes
 Washer/Dryer Connection                   No                             No
 Clubhouse                                 No                             No
 Other
OCCUPANCY:                                 95%                            95%
TRANSACTION DATA:
 Sale Date                                 January, 2001                  May, 2002
 Sale Price ($)                            $4,577,572                     $20,817,000
 Grantor                                                                  Kensington Realty Partners

 Grantee                                   Woodcreek Fund XXI LP          Harbor Group

 Sale Documentation                        Book 2000, Page 15067
 Verification
 Telephone Number
ESTIMATED PRO-FORMA:                       Total $      $/Unit     $/SF     Total $    $/Unit     $/SF
 Potential Gross Income                    $990,603     $4,832     $6.52  $3,774,352   $8,425     $10.77
 Vacancy/Credit Loss                       $ 69,342     $  338     $0.46  $  313,649   $  700     $ 0.90
 Effective Gross Income                    $921,261     $4,494     $6.06  $3,460,703   $7,725     $ 9.88
 Operating Expenses                        $506,693     $2,472     $3.34  $1,553,879   $3,468     $ 4.44
 Net Operating Income                      $414,567     $2,022     $2.73  $1,906,824   $4,256     $ 5.44
NOTES:                                     None                           None

 PRICE PER UNIT                                         $22,330           $46,467
 PRICE PER SQUARE FOOT                                  $ 30.13           $ 59.42
 EXPENSE RATIO                                             55.0%             44.9%
 EGIM                                                      4.97              6.02
 OVERALL CAP RATE                                          9.06%             9.16%
 Cap Rate based on Pro Forma or
   Actual Income?                                     PRO FORMA                      ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                          IMPROVED SALES ANALYSIS MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $22,330 to $46,467 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $28,135 to $37,453 per unit with a mean or average adjusted price of $33,558 per unit. The median adjusted price is $34,032 per unit. Based on the following analysis, we have concluded to a value of $34,000 per unit, which results in an "as is" value of $5,300,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 23
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

SALES ADJUSTMENT GRID

                                                                            COMPARABLE                          COMPARABLE
DESCRIPTION                                        SUBJECT                    I - 1                                I - 2
-----------                                        -------                    -----                                -----
 Property Name                                Versailles on the Lake      Pointe Inverness                  Black Hawk Apartments

 Address                                      6501 Reed Rd.               7051 Pointe Inverness Way         3010 Simcoe Rd.

 City                                         Fort Wayne, Indiana         Fort Wayne, IN                    Fort Wayne, IN
 Sale Date                                                                May, 2002                         November, 2001
 Sale Price ($)                                                           $10,550,000                       $7,100,000
 Net Rentable Area (SF)                       140,184                     186,248                           190,520
 Number of Units                              156                         248                               209
 Price Per Unit                                                           $42,540                           $33,971
 Year Built                                   1970                        1986                              1973
 Land Area (Acre)                             10.0500                                                       5.8500
VALUE ADJUSTMENTS                                DESCRIPTION                 DESCRIPTION          ADJ.         DESCRIPTION      ADJ.
 Property Rights Conveyed                     Fee Simple Estate           Fee Simple Estate        0%       Fee Simple Estate    0%
 Financing                                                                Cash To Seller           0%       Cash To Seller       0%
 Conditions of Sale                                                       Arm's Length             0%       Arm's Length         0%
 Date of Sale (Time)                                                      05-2002                  0%       11-2001              5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                            $42,540                           $35,670
 Location                                                                 Superior               -10%       Comparable           0%
 Number of Units                              156                         248                      5%       209                  5%
 Quality / Appeal                             Average                     Superior               -15%       Comparable           0%
 Age / Condition                              1970                        1986 / Good            -10%       1973 / Good          0%
 Occupancy at Sale                            90%                         90%                      0%       95%                  0%
  Amenities                                   Average                     Comparable               0%       Comparable           0%
 Average Unit Size (SF)                       899                         751                     10%       912                  0%
PHYSICAL ADJUSTMENT                                                                              -20%                            5%
FINAL ADJUSTED VALUE ($/UNIT)                                                  $34,032                           $37,453

                                                  COMPARABLE                  COMPARABLE                        COMPARABLE
DESCRIPTION                                         I - 3                       I - 4                             I - 5
-----------                                         -----                       -----                             -----
 Property Name                                Village Green Apartments    Wood Creek Apartments             Willows of Coventry

 Address                                      6500 St. Joe Rd.            6910 Ramblewood Dr.               4499 Coventry Parkway

 City                                         Fort Wayne, IN              Fort Wayne, IN                    Fort Wayne, IN
 Sale Date                                    May, 2001                   January, 2001                     May, 2002
 Sale Price ($)                               $5,545,000                  $4,577,572                        $20,817,000
 Net Rentable Area (SF)                       166,950                     151,927                           350,336
 Number of Units                              216                         205                               448
 Price Per Unit                               $25,671                     $22,330                           $46,467
 Year Built                                   1968                        1974                              1986
 Land Area (Acre)                             5.9700                      12.5700
VALUE ADJUSTMENTS                                DESCRIPTION        ADJ.     DESCRIPTION          ADJ.         DESCRIPTION      ADJ.
 Property Rights Conveyed                     Fee Simple Estate      0%   Fee Simple Estate        0%       Fee Simple Estate    0%
 Financing                                    Cash To Seller         0%   Cash To Seller           0%       Cash To Seller       0%
 Conditions of Sale                           Arm's Length           0%   Arm's Length             0%       Arm's Length         0%
 Date of Sale (Time)                          05-2001                5%   01-2001                  5%       05-2002              0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                $26,955                     $23,446                           $46,467
 Location                                     Comparable             0%   Comparable               0%       Superior           -10%
 Number of Units                              216                    5%   205                      5%       448                 10%
 Quality / Appeal                             Comparable             0%   Inferior                 5%       Superior           -15%
 Age / Condition                              1968 / Good            0%   1974 / Good              0%       1986 / Good        -10%
 Occupancy at Sale                            95%                    0%   95%                      0%       95%                  0%
 Amenities                                    Comparable             0%   Comparable               0%       Comparable           0%
 Average Unit Size (SF)                       773                   10%   741                     10%       782                  5%
PHYSICAL ADJUSTMENT                                                 15%                           20%                          -20%
FINAL ADJUSTED VALUE ($/UNIT)                      $30,998                     $28,135                           $37,173

SUMMARY

VALUE RANGE (PER UNIT)                            $ 28,135              TO            $37,453
MEAN (PER UNIT)                                   $ 33,558
MEDIAN (PER UNIT)                                 $ 34,032
VALUE CONCLUSION (PER UNIT)                       $ 34,000

VALUE OF IMPROVEMENT & MAIN SITE                                                     $5,304,000
  LESS: LEASE-UP COST                                                               -$   13,000
  PV OF CONCESSIONS                                                                 -$   38,000
VALUE INDICATED BY SALES COMPARISON APPROACH                                         $5,253,000
ROUNDED                                                                              $5,300,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 24
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                            NOI PER UNIT COMPARISON

COMPARABLE                         NO. OF                  SALE PRICE
  NO.                              UNITS                   PRICE/UNIT                OAR
-----------------------------------------------------------------------------------------
  I-1                               248                    $10,550,000               8.13%
                                                           $    42,540
  I-2                               209                    $ 7,100,000               7.55%
                                                           $    33,971
  I-3                               216                    $ 5,545,000               8.70%
                                                           $    25,671
  I-4                               205                    $ 4,577,572               9.06%
                                                           $    22,330
  I-5                               448                    $20,817,000               9.16%
                                                           $    46,467


COMPARABLE                             NOI/               SUBJECT NOI               ADJUSTMENT                   INDICATED
   NO.                               NOI/UNIT            SUBJ. NOI/UNIT                FACTOR                    VALUE/UNIT
---------------------------------------------------------------------------------------------------------------------------
  I-1                              $  857,673              $ 439,120                   0.814                      $34,625
                                   $    3,458              $   2,815
  I-2                              $  536,034              $ 439,120                   1.098                      $37,284
                                   $    2,565              $   2,815
  I-3                              $  482,195              $ 439,120                   1.261                      $32,370
                                   $    2,232              $   2,815
  I-4                              $  414,567              $ 439,120                   1.392                      $31,081
                                   $    2,022              $   2,815
  I-5                              $1,906,824              $ 439,120                   0.661                      $30,730
                                   $    4,256              $   2,815

                                   PRICE/UNIT

Low                                 High                   Average                    Median
$30,730                            $37,284                 $33,218                   $32,370

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                          $   33,000
Number of Units                                          156


Value                                             $5,148,000
  Less: Lease-Up Cost                            -$   13,000
  PV of Concessions                              -$   38,000
                                                 -----------
Value Based on NOI Analysis                       $5,097,000
                                   Rounded        $5,100,000

The adjusted sales indicate a range of value between $30,730 and $37,284 per unit, with an average of $33,218 per unit. Based on the subject's competitive position within the improved sales, a value of $33,000 per unit is estimated. This indicates an "as is" market value of $5,100,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 25
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                                                     SALE PRICE
COMPARABLE                         NO. OF            ----------                         EFFECTIVE
    NO.                            UNITS             PRICE/UNIT                        GROSS INCOME
---------------------------------------------------------------------------------------------------
  I-1                               248              $10,550,000                       $1,781,145
                                                     $    42,540
  I-2                               209              $ 7,100,000                       $1,191,188
                                                     $    33,971
  I-3                               216              $ 5,545,000                       $1,071,544
                                                     $    25,671
  I-4                               205              $ 4,577,572                       $  921,261
                                                     $    22,330
  I-5                               448              $20,817,000                       $3,460,703
                                                     $    46,467

COMPARABLE                         OPERATING                                                SUBJECT
    NO.                             EXPENSE                          OER                 PROJECTED OER               EGIM
---------------------------------------------------------------------------------------------------------------------------
  I-1                              $  923,472                       51.85%                                           5.92

  I-2                              $  655,153                       55.00%                                           5.96

  I-3                              $  589,349                       55.00%                                           5.17
                                                                                            52.20%
  I-4                              $  506,693                       55.00%                                           4.97

  I-5                              $1,553,879                       44.90%                                           6.02

                                      EGIM

Low                                High              Average                           Median
---                                ----              -------                           ------
4.97                               6.02              5.61                              5.92

               VALUE ANALYSIS BASED ON EGIM's OF COMPARABLE SALES

Estimate EGIM                                                       5.50
Subject EGI                                                   $  983,890


Value                                                         $5,411,396
  Less: Lease-Up Cost                                        -$   13,000
  PV of Concessions                                          -$   38,000
                                                             -----------
Value Based on EGIM Analysis                                  $5,360,396
                                    Rounded                   $5,400,000

                   Value Per Unit                             $   34,615

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 52.20% before reserves. The comparable sales indicate a range of expense ratios from 44.90% to 55.00%, while their EGIMs range from 4.97 to 6.02. Overall, we conclude to an EGIM of 5.50, which results in an "as is" value estimate in the EGIM Analysis of $5,400,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $5,300,000.

Price Per Unit                              $5,300,000
NOI Per Unit                                $5,100,000
EGIM Analysis                               $5,400,000

Sales Comparison Conclusion                 $5,300,000

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 26
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 27
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                                                               Average
                                   Unit Area                      -------------------------------                %Occupied
Unit Type                          (Sq. Ft.)                      Per Unit                Per SF
--------------------------------------------------------------------------------------------------------------------------
Stu/1Ba-1A10                         368                            $379                   $1.03                   90.0%
Stu/1Ba-1B10                         508                            $427                   $0.84                    8.0%
1Br/1Ba-1A10                         722                            $484                   $0.67                   93.0%
2Br/1.5Ba-2A10                       974                            $584                   $0.60                  100.0%
2Br/1Ba-2A15                        1088                            $564                   $0.52                   91.0%
2Br/2Ba-2B10                        1215                            $657                   $0.54                   97.0%

AMERICAN APPRAISAL ASSOCIATES, INC.     INCOME CAPITALIZATION APPROACH  PAGE 28
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                                  RENT ANALYSIS

                                                         SUBJECT       SUBJECT
                                   SUBJECT UNIT          ACTUAL        ASKING
DESCRIPTION                           TYPE                RENT          RENT
------------------------------------------------------------------------------
Monthly Rent                       Stu/1Ba-1A10         $  379        $   379
Unit Area (SF)                                             368            368
Monthly Rent Per Sq. Ft.                                $ 1.03        $  1.03

Monthly Rent                       Stu/1Ba-1B10         $  427        $   427
Unit Area (SF)                                             508            508
Monthly Rent Per Sq. Ft.                                $ 0.84        $  0.84

Monthly Rent                       1Br/1Ba-1A10         $  484        $   484
Unit Area (SF)                                             722            722
Monthly Rent Per Sq. Ft.                                $ 0.67        $  0.67

Monthly Rent                       2Br/1.5Ba-2A10       $  584        $   584
Unit Area (SF)                                             974            974
Monthly Rent Per Sq. Ft.                                $ 0.60        $  0.60

Monthly Rent                       2Br/1Ba-2A15         $  564        $   564
Unit Area (SF)                                           1,088          1,088
Monthly Rent Per Sq. Ft.                                $ 0.52        $  0.52

Monthly Rent                       2Br/2Ba-2B10         $  657        $   657
Unit Area (SF)                                           1,215          1,215
Monthly Rent Per Sq. Ft.                                $ 0.54        $  0.54

                                                          COMPARABLE RENTS
                                   -------------------------------------------------------------------
                                     R-1            R-2            R-3          R-4            R-5
                                   -------------------------------------------------------------------
                                   Montrose                                    Regency        Village
                                    Square       Wood Creek     Black Hawk      Park           Green
                                   -------------------------------------------------------------------
                                                        COMPARISON TO SUBJECT
                                   -------------------------------------------------------------------
DESCRIPTION                        Inferior      Similar        Similar        Similar        Similar
-----------                        -------------------------------------------------------------------
Monthly Rent                       $ 349
Unit Area (SF)                       288
Monthly Rent Per Sq. Ft.           $1.21

Monthly Rent                       $ 459                                                      $  400
Unit Area (SF)                       588                                                         580
Monthly Rent Per Sq. Ft.           $0.78                                                      $ 0.69

Monthly Rent                                     $ 399         $  440          $  490         $  453
Unit Area (SF)                                     663            600             713            735
Monthly Rent Per Sq. Ft.                         $0.60         $ 0.73          $ 0.69         $ 0.62

Monthly Rent                       $ 665         $ 499         $  536          $  569         $  495
Unit Area (SF)                       874           970            944             957            870
Monthly Rent Per Sq. Ft.           $0.76         $0.51         $ 0.57          $ 0.59         $ 0.57

Monthly Rent                                                                                  $  510
Unit Area (SF)                                                                                   908
Monthly Rent Per Sq. Ft.                                                                      $ 0.56

Monthly Rent                                                   $  691          $  730         $  650
Unit Area (SF)                                                  1,280           1,190          1,200
Monthly Rent Per Sq. Ft.                                       $ 0.54          $ 0.61         $ 0.54

DESCRIPTION                          MIN           MAX          MEDIAN          AVERAGE
---------------------------------------------------------------------------------------
Monthly Rent                       $  349         $  349        $  349          $  349
Unit Area (SF)                        288            288           288             288
Monthly Rent Per Sq. Ft.           $ 1.21         $ 1.21        $ 1.21          $ 1.21

Monthly Rent                       $  400         $  459        $  430          $  430
Unit Area (SF)                        580            588           584             584
Monthly Rent Per Sq. Ft.           $ 0.69         $ 0.78        $ 0.74          $ 0.74

Monthly Rent                       $  399         $  490        $  447          $  446
Unit Area (SF)                        600            735           688             678
Monthly Rent Per Sq. Ft.           $ 0.60         $ 0.73        $ 0.65          $ 0.66

Monthly Rent                       $  495         $  665        $  536          $  553
Unit Area (SF)                        870            970           944             923
Monthly Rent Per Sq. Ft.           $ 0.51         $ 0.76        $ 0.57          $ 0.60

Monthly Rent                       $  510         $  510        $  510          $  510
Unit Area (SF)                        908            908           908             908
Monthly Rent Per Sq. Ft.           $ 0.56         $ 0.56        $ 0.56          $ 0.56

Monthly Rent                       $  650         $  730        $  691          $  690
Unit Area (SF)                      1,190          1,280         1,200           1,223
Monthly Rent Per Sq. Ft.           $ 0.54         $ 0.61        $ 0.54          $ 0.56

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                                Market Rent
                                       Unit Area       ----------------------------          Monthly             Annual
Unit Type        Number of Units       (Sq. Ft.)       Per Unit              Per SF          Income              Income
--------------------------------------------------------------------------------------------------------------------------
Stu/1Ba-1A10          4                   368           $380                 $1.03           $ 1,520             $ 18,240
Stu/1Ba-1B10          8                   508           $420                 $0.83           $ 3,360             $ 40,320
1Br/1Ba-1A10         48                   722           $450                 $0.62           $21,600             $259,200
2Br/1.5Ba-2A10       48                   974           $580                 $0.60           $27,840             $334,080
2Br/1Ba-2A15         40                 1,088           $550                 $0.51           $22,000             $264,000
2Br/2Ba-2B10          8                 1,215           $650                 $0.53           $ 5,200             $ 62,400
                                                                                             -------             --------
                                                                             Total           $81,520             $978,240

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                FISCAL YEAR  2000        FISCAL YEAR 2001          FISCAL YEAR 2002
                           ---------------------------------------------------------------------------
                                    ACTUAL                   ACTUAL                    ACTUAL
                           ---------------------------------------------------------------------------
DESCRIPTION                   TOTAL      PER UNIT       TOTAL     PER UNIT       TOTAL        PER UNIT
-----------                ---------------------------------------------------------------------------
Revenues
 Rental Income             $1,024,419   $    6,567   $1,059,135   $    6,789   $  983,114   $    6,302

 Vacancy                   $   61,792   $      396   $  104,658   $      671   $   51,173   $      328
 Credit Loss/Concessions   $   52,450   $      336   $   96,802   $      621   $   41,926   $      269
                           ---------------------------------------------------------------------------
  Subtotal                 $  114,242   $      732   $  201,460   $    1,291   $   93,099   $      597

 Laundry Income            $        0   $        0   $        0   $        0   $        0   $        0
 Garage Revenue            $        0   $        0   $        0   $        0   $        0   $        0
 Other Misc. Revenue       $   41,179   $      264   $   42,617   $      273   $   71,968   $      461
                           ---------------------------------------------------------------------------
  Subtotal Other Income    $   41,179   $      264   $   42,617   $      273   $   71,968   $      461
                           ---------------------------------------------------------------------------

Effective Gross Income     $  951,356   $    6,098   $  900,292   $    5,771   $  961,983   $    6,167

Operating Expenses

 Taxes                     $   79,843   $      512   $   82,446   $      529   $   89,053   $      571
 Insurance                 $   16,826   $      108   $   22,632   $      145   $   24,763   $      159
 Utilities                 $   59,190   $      379   $   68,485   $      439   $   63,118   $      405
 Repair & Maintenance      $   31,406   $      201   $   35,222   $      226   $   37,459   $      240
 Cleaning                  $   34,884   $      224   $   42,307   $      271   $   40,757   $      261
 Landscaping               $   22,679   $      145   $   10,669   $       68   $   23,807   $      153
 Security                  $    6,300   $       40   $      900   $        6   $        0   $        0
 Marketing & Leasing       $   22,053   $      141   $   25,801   $      165   $   24,721   $      158
 General Administrative    $  180,018   $    1,154   $  146,044   $      936   $  147,172   $      943
 Management                $   64,005   $      410   $   69,555   $      446   $   64,347   $      412
 Miscellaneous             $        0   $        0   $        0   $        0   $        0   $        0

                           ---------------------------------------------------------------------------
Total Operating Expenses   $  517,204   $    3,315   $  504,061   $    3,231   $  515,197   $    3,303

 Reserves                  $        0   $        0   $        0   $        0   $        0   $        0

                           ---------------------------------------------------------------------------
Net Income                 $  434,152   $    2,783   $  396,231   $    2,540   $  446,786   $    2,864

                           ------------------------------------------------------------------------------------
                               FISCAL YEAR  2003          ANNUALIZED 2003
                           ------------------------------------------------
                               MANAGEMENT BUDGET            PROJECTION             AAA PROJECTION
                           ------------------------------------------------------------------------------------
DESCRIPTION                  TOTAL        PER UNIT     TOTAL       PER UNIT      TOTAL       PER UNIT         %
-----------                ------------------------------------------------------------------------------------
Revenues

 Rental Income             $1,012,607   $    6,491   $  955,204   $    6,123   $  978,240   $    6,271     100.0%

 Vacancy                   $   52,708   $      338   $   31,208   $      200   $   48,912   $      314       5.0%
 Credit Loss/Concessions   $   43,184   $      277   $   57,580   $      369   $   19,565   $      125       2.0%
                           -------------------------------------------------------------------------------------
  Subtotal                 $   95,892   $      615   $   88,788   $      569   $   68,477   $      439       7.0%

 Laundry Income            $        0   $        0   $        0   $        0   $        0   $        0       0.0%
 Garage Revenue            $        0   $        0   $        0   $        0   $        0   $        0       0.0%
 Other Misc. Revenue       $   74,127   $      475   $   99,520   $      638   $   74,127   $      475       7.6%
                           -------------------------------------------------------------------------------------
  Subtotal Other Income    $   74,127   $      475   $   99,520   $      638   $   74,127   $      475       7.6%

                           -------------------------------------------------------------------------------------
Effective Gross Income     $  990,842   $    6,352   $  965,936   $    6,192   $  983,890   $    6,307     100.0%

Operating Expenses

 Taxes                     $   91,725   $      588   $  128,040   $      821   $   91,725   $      588       9.3%
 Insurance                 $   25,506   $      163   $   25,312   $      162   $   25,506   $      163       2.6%
 Utilities                 $   65,012   $      417   $   66,640   $      427   $   65,012   $      417       6.6%
 Repair & Maintenance      $   38,583   $      247   $   57,592   $      369   $   38,583   $      247       3.9%
 Cleaning                  $   41,980   $      269   $   34,916   $      224   $   41,980   $      269       4.3%
 Landscaping               $   24,521   $      157   $   42,180   $      270   $   24,521   $      157       2.5%
 Security                  $        0   $        0   $        0   $        0   $        0   $        0       0.0%
 Marketing & Leasing       $   25,463   $      163   $   26,368   $      169   $   25,463   $      163       2.6%
 General Administrative    $  151,587   $      972   $  173,960   $    1,115   $  151,587   $      972      15.4%
 Management                $   66,277   $      425   $   80,520   $      516   $   49,195   $      315       5.0%
 Miscellaneous             $        0   $        0   $        0   $        0   $        0   $        0       0.0%

                           -------------------------------------------------------------------------------------
Total Operating Expenses   $  530,653   $    3,402   $  635,528   $    4,074   $  513,570   $    3,292      52.2%

 Reserves                  $        0   $        0   $        0   $        0   $   31,200   $      200       6.1%

                           -------------------------------------------------------------------------------------
Net Income                 $  460,190   $    2,950   $  330,408   $    2,118   $  439,120   $    2,815      44.6%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 7% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $200 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                        CAPITALIZATION RATES
               ----------------------------------------------------------------------
                            GOING-IN                              TERMINAL
               ----------------------------------       -----------------------------
                LOW                          HIGH        LOW                     HIGH
               ----------------------------------       -----------------------------
RANGE          6.00%                        10.00%      7.00%                   10.00%
AVERAGE                      8.14%                                  8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.                           SALE DATE               OCCUP.                PRICE/UNIT                     OAR
--------------------------------------------------------------------------------------------------------------------
  I-1                                May-02                  90%                   $42,540                      8.13%
  I-2                                Nov-01                  95%                   $33,971                      7.55%
  I-3                                May-01                  95%                   $25,671                      8.70%
  I-4                                Jan-01                  95%                   $22,330                      9.06%
  I-5                                May-02                  95%                   $46,467                      9.16%
                                                                                      High                      9.16%
                                                                                       Low                      7.55%
                                                                                   Average                      8.52%

Based on this information, we have concluded the subject's overall capitalization rate should be 8.25%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 8.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 10.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 10.50% indicates a value of $5,300,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

approximately 44% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

DISCOUNTED CASH FLOW ANALYSIS

                             VERSAILLES ON THE LAKE

      YEAR                             MAY-2004      MAY-2005     MAY-2006      MAY-2007      MAY-2008
   FISCAL YEAR                            1             2            3             4             5
--------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                          $  978,240    $  978,240    $1,007,587    $1,037,815    $1,068,949

  Vacancy                            $   63,878    $   48,912    $   50,379    $   51,891    $   53,447
  Credit Loss                        $   19,565    $   19,565    $   20,152    $   20,756    $   21,379
  Concessions                        $   31,200    $   12,480    $        0    $        0    $        0
                                     ------------------------------------------------------------------
    Subtotal                         $  114,643    $   80,957    $   70,531    $   72,647    $   74,826

  Laundry Income                     $        0    $        0    $        0    $        0    $        0
  Garage Revenue                     $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                $   74,127    $   74,127    $   76,351    $   78,641    $   81,001
                                     ------------------------------------------------------------------
    Subtotal Other Income            $   74,127    $   74,127    $   76,351    $   78,641    $   81,001
                                     ------------------------------------------------------------------
EFFECTIVE GROSS INCOME               $  937,724    $  971,410    $1,013,407    $1,043,809    $1,075,123

OPERATING EXPENSES:

  Taxes                              $   91,725    $   94,476    $   97,311    $  100,230    $  103,237
  Insurance                          $   25,506    $   26,271    $   27,059    $   27,871    $   28,707
  Utilities                          $   65,012    $   66,962    $   68,971    $   71,040    $   73,171
  Repair & Maintenance               $   38,583    $   39,740    $   40,932    $   42,160    $   43,425
  Cleaning                           $   41,980    $   43,239    $   44,536    $   45,872    $   47,249
  Landscaping                        $   24,521    $   25,257    $   26,015    $   26,795    $   27,599
  Security                           $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                $   25,463    $   26,227    $   27,013    $   27,824    $   28,658
  General Administrative             $  151,587    $  156,135    $  160,819    $  165,643    $  170,613
  Management                         $   46,886    $   48,571    $   50,670    $   52,190    $   53,756
  Miscellaneous                      $        0    $        0    $        0    $        0    $        0
                                     ------------------------------------------------------------------
TOTAL OPERATING EXPENSES             $  511,262    $  526,877    $  543,326    $  559,626    $  576,415

  Reserves                           $   31,200    $   32,136    $   33,100    $   34,093    $   35,116
                                     ------------------------------------------------------------------
NET OPERATING INCOME                 $  395,262    $  412,397    $  436,981    $  450,090    $  463,593

  Operating Expense Ratio (% of EGI)       54.5%         54.2%         53.6%         53.6%         53.6%
  Operating Expense Per Unit         $    3,277    $    3,377    $    3,483    $    3,587    $    3,695

--------------------------------------------------------------------------------------------------------------------
         YEAR                         MAY-2009      MAY-2010      MAY-2011      MAY-2012      MAY-2013      MAY-2014
      FISCAL YEAR                        6             7             8              9            10            11
--------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                          $1,101,018    $1,134,048    $1,168,070    $1,203,112    $1,239,205    $1,276,381

  Vacancy                            $   55,051    $   56,702    $   58,403    $   60,156    $   61,960    $   63,819
  Credit Loss                        $   22,020    $   22,681    $   23,361    $   24,062    $   24,784    $   25,528
  Concessions                        $        0    $        0    $        0    $        0    $        0    $        0
                                     --------------------------------------------------------------------------------
    Subtotal                         $   77,071    $   79,383    $   81,765    $   84,218    $   86,744    $   89,347

  Laundry Income                     $        0    $        0    $        0    $        0    $        0    $        0
  Garage Revenue                     $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                $   83,431    $   85,934    $   88,512    $   91,167    $   93,902    $   96,719
                                     --------------------------------------------------------------------------------
    Subtotal Other Income            $   83,431    $   85,934    $   88,512    $   91,167    $   93,902    $   96,719
                                     --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME               $1,107,377    $1,140,598    $1,174,816    $1,210,061    $1,246,363    $1,283,754

OPERATING EXPENSES:

  Taxes                              $  106,334    $  109,524    $  112,810    $  116,194    $  119,680    $  123,270
  Insurance                          $   29,568    $   30,455    $   31,369    $   32,310    $   33,279    $   34,278
  Utilities                          $   75,366    $   77,627    $   79,956    $   82,355    $   84,825    $   87,370
  Repair & Maintenance               $   44,728    $   46,070    $   47,452    $   48,875    $   50,342    $   51,852
  Cleaning                           $   48,666    $   50,126    $   51,630    $   53,179    $   54,774    $   56,417
  Landscaping                        $   28,427    $   29,280    $   30,158    $   31,063    $   31,995    $   32,954
  Security                           $        0    $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                $   29,518    $   30,404    $   31,316    $   32,255    $   33,223    $   34,220
  General Administrative             $  175,731    $  181,003    $  186,433    $  192,026    $  197,787    $  203,720
  Management                         $   55,369    $   57,030    $   58,741    $   60,503    $   62,318    $   64,188
  Miscellaneous                      $        0    $        0    $        0    $        0    $        0    $        0
                                     --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES             $  593,707    $  611,519    $  629,864    $  648,760    $  668,223    $  688,270

  Reserves                           $   36,169    $   37,254    $   38,372    $   39,523    $   40,709    $   41,930
                                     --------------------------------------------------------------------------------
NET OPERATING INCOME                 $  477,500    $  491,825    $  506,580    $  521,778    $  537,431    $  553,554

  Operating Expense Ratio (% of EGI)       53.6%         53.6%         53.6%         53.6%         53.6%         53.6%
  Operating Expense Per Unit         $    3,806    $    3,920    $    4,038    $    4,159    $    4,283    $    4,412

Estimated Stabilized NOI      $439,120       Sales Expense Rate        2.00%
Months to Stabilized                 7       Discount Rate            10.50%
Stabilized Occupancy              95.0%      Terminal Cap Rate         8.50%

Gross Residual Sale Price    $6,512,399      Deferred Maintenance      $        0
  Less: Sales Expense        $  130,248      Add: Excess Land          $        0
                             ----------
Net Residual Sale Price      $6,382,151      Other Adjustments         $        0
                                                                       ----------
PV of Reversion              $2,351,496      Value Indicated By "DCF"  $5,283,839
Add: NPV of NOI              $2,932,343                   Rounded      $5,300,000
                             ----------
PV Total                     $5,283,839

                          "DCF" VALUE SENSITIVITY TABLE

                                                                      DISCOUNT RATE
                                     -------------------------------------------------------------------------------
         TOTAL VALUE                   10.00%             10.25%           10.50%         10.75%            11.00%
--------------------------------------------------------------------------------------------------------------------
                        8.00%        $5,618,867         $5,523,781       $5,430,808     $5,339,894        $5,250,988
                        8.25%        $5,539,643         $5,446,335       $5,355,097     $5,265,875        $5,178,619
TERMINAL CAP RATE       8.50%        $5,465,080         $5,373,445       $5,283,839     $5,196,210        $5,110,507
                        8.75%        $5,394,777         $5,304,721       $5,216,654     $5,130,526        $5,046,287
                        9.00%        $5,328,380         $5,239,814       $5,153,201     $5,068,491        $4,985,635

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

INCOME LOSS DURING LEASE-UP

The subject is currently 90% occupied, below our stabilized occupancy projection. We have estimated a 07-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $13,000 as shown in the following table.

       DESCRIPTION                                                          YEAR 1
       -----------                                                          ------
"As Is" Net Operating Income                                               $395,262
Stabilized Net Operating Income                                            $409,480
                                                                           ---------
Difference                                                                 $ 14,218

PV of Income Loss During Lease-Up                                          $ 12,867
                                                                           ---------
                          Rounded                                          $ 13,000
                                                                           ---------

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $38,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 8.25% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                             VERSAILLES ON THE LAKE

                                                                TOTAL        PER Sq. Ft.       PER UNIT        %OF EGI
                                                                -----        -----------       --------        -------
REVENUE
  Base Rent                                                   $   978,240      $  6.98         $ 6,271

  Less: Vacancy & Collection Loss       7.00%                 $    68,477      $  0.49         $   439

  Plus: Other Income
    Laundry Income                                            $         0      $  0.00         $     0          0.00%
    Garage Revenue                                            $         0      $  0.00         $     0          0.00%
    Other Misc. Revenue                                       $    74,127      $  0.53         $   475          7.53%
                                                              ------------------------------------------------------
      Subtotal Other Income                                   $    74,127      $  0.53         $   475          7.53%

EFFECTIVE GROSS INCOME                                        $   983,890      $  7.02         $ 6,307

OPERATING EXPENSES:
  Taxes                                                       $    91,725      $  0.65         $   588          9.32%
  Insurance                                                   $    25,506      $  0.18         $   163          2.59%
  Utilities                                                   $    65,012      $  0.46         $   417          6.61%
  Repair & Maintenance                                        $    38,583      $  0.28         $   247          3.92%
  Cleaning                                                    $    41,980      $  0.30         $   269          4.27%
  Landscaping                                                 $    24,521      $  0.17         $   157          2.49%
  Security                                                    $         0      $  0.00         $     0          0.00%
  Marketing & Leasing                                         $    25,463      $  0.18         $   163          2.59%
  General Administrative                                      $   151,587      $  1.08         $   972         15.41%
  Management                            5.00%                 $    49,195      $  0.35         $   315          5.00%
  Miscellaneous                                               $         0      $  0.00         $     0          0.00%

TOTAL OPERATING EXPENSES                                      $   513,570      $  3.66         $ 3,292         52.20%

  Reserves                                                    $    31,200      $  0.22         $   200          3.17%
                                                              ------------------------------------------------------

NET OPERATING INCOME                                          $   439,120      $  3.13         $ 2,815         44.63%

  "GOING IN" CAPITALIZATION RATE                                     8.25%

  VALUE INDICATION                                            $ 5,322,669      $ 37.97         $34,120

  LESS: LEASE-UP COST                                        ($    13,000)

  PV OF CONCESSIONS                                          ($    38,000)

  "AS IS" VALUE INDICATION
     (DIRECT CAPITALIZATION APPROACH)                         $ 5,271,669

                              ROUNDED                         $ 5,300,000      $ 37.81         $33,974

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 37
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE                         VALUE                         ROUNDED            $/UNIT                     $/SF
--------                         -----                         -------            ------                     ----
7.50%                          $5,803,936                     $5,800,000          $37,179                   $41.37
7.75%                          $5,615,067                     $5,600,000          $35,897                   $39.95
8.00%                          $5,438,003                     $5,400,000          $34,615                   $38.52
8.25%                          $5,271,669                     $5,300,000          $33,974                   $37.81
8.50%                          $5,115,120                     $5,100,000          $32,692                   $36.38
8.75%                          $4,967,517                     $5,000,000          $32,051                   $35.67
9.00%                          $4,828,114                     $4,800,000          $30,769                   $34.24

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $5,300,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

    Discounted Cash Flow Analysis         $5,300,000
    Direct Capitalization Method          $5,300,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $5,300,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                         RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

           Cost Approach                      Not Utilized
           Sales Comparison Approach          $5,300,000
           Income Approach                    $5,300,000
           Reconciled Value                   $5,300,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 6, 2003 the market value of the fee simple estate in the property is:

                                   $5,300,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                                   EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                              SUBJECT PHOTOGRAPHS

                   [PICTURE]                         [PICTURE]

               EXTERIOR -OFFICE             EXTERIOR -LANDSCAPE & PARK

                   [PICTURE]                         [PICTURE]

        EXTERIOR - APARTMENT BUILDING        INTERIOR - APARTMENT UNIT

                   [PICTURE]                         [PICTURE]

                EXTERIOR - POOL                  EXTERIOR - ENTRANCE

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                              SUBJECT PHOTOGRAPHS

                   [PICTURE]                         [PICTURE]

             EXTERIOR - PLAYGROUND               INTERIOR - KITCHEN

                   [PICTURE]                         [PICTURE]

              INTERIOR - BEDROOM            INTERIOR - VIEW FROM BALCONY

                   [PICTURE]

              INTERIOR - BATHROOM

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                                   EXHIBIT B
                          SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

     COMPARABLE I-1             COMPARABLE I-2               COMPARABLE I-3
     POINT INVERNESS        BLACK HAWK APARTMENTS       VILLAGE GREEN APARTMENTS
7051 Pointe Inverness Way      3010 Simcoe Rd.              6500 St. Joe Rd.
     Fort Wayne, IN             Fort Wayne, IN               Fort Wayne, IN

           N/A                    [PICTURE]                    [PICTURE]

     COMPARABLE I-4             COMPARABLE I-5
  WOOD CREEK APARTMENTS      WILLOWS OF CONVENTRY
   6910 Ramblewood Dr.      4499 Coventry Parkway
     Fort Wayne, IN             Fort Wayne, IN

        [PICTURE]                   N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                         COMPARABLE
         DESCRIPTION                             SUBJECT                                                    R - 1
-----------------------------      ----------------------------------------           ----------------------------------------------
  Property Name                    Versailles on the Lake                              Montrose Square
  Management Company               AIMCO
LOCATION:
  Address                          6501 Reed Rd.                                       6541 Emmons Dr.
  City, State                      Fort Wayne, Indiana                                 Fort Wayne, IN
  County                           Allen                                               Allen
  Proximity to Subject                                                                 Directly NW of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           140,184                                             78,750
  Year Built                       1970                                                1987
  Effective Age                    25                                                  15
  Building Structure Type          Wood, w/ brick & siding facade; asphalt             Wood, w/ siding facade; asphalt
                                    shingle roof                                        shingle roof
  Parking Type (Gr., Cov.,
   etc.)                           Garage, Open Covered                                Open, Covered
  Number of Units                  156                                                 135
  Unit Mix:                                Type               Unit   Qty.    Mo. Rent           Type             Unit  Qty.    Mo.
                                   1   Stu/1Ba-1A10             368    4       $379    1 Studio/1BH              288   45     $349
                                   2   Stu/1Ba-1B10             508    8       $427    2 1BD/1BH                 588   45     $459
                                   3   1Br/1Ba-1A10             722   48       $484    4 2BD/2BH                 874   45     $665
                                   4   2Br/1.5Ba-2A10           974   48       $584
                                   5   2Br/1Ba-2A15           1,088   40       $564
                                   6   2Br/2Ba-2B10           1,215    8       $657
  Average Unit Size (SF)           899                                                 583
  Unit Breakdown:                      Efficiency       0%     2-Bedroom         39%     Efficiency  33%       2-Bedroom       34%
                                       1-Bedroom       61%     3-Bedroom          0%     1-Bedroom   33%       3-Bedroom        0%
CONDITION:                         Average                                             Fair
APPEAL:                            Average                                             Fair
AMENITIES:
  Unit Amenities                          Attach. Garage            Vaulted Ceiling     X      Attach. Garage        Vaulted Ceiling
                                     X    Balcony                                              Balcony           X
                                          Fireplace                                            Fireplace
                                     X    Cable TV Ready                                X      Cable TV Ready
  Project Amenities                  X    Swimming Pool                                        Swimming Pool
                                          Spa/Jacuzzi               Car Wash                   Spa/Jacuzzi           Car Wash
                                          Basketball Court    X     BBQ Equipment              Basketball Court      BBQ Equipment
                                          Volleyball Court          Theater Room               Volleyball Court      Theater Room
                                          Sand Volley Ball          Meeting Hall               Sand Volley Ball      Meeting Hall
                                          Tennis Court              Secured Parking            Tennis Court      X   Secured Parking
                                          Racquet Ball        X     Laundry Room               Racquet Ball      X   Laundry Room
                                          Jogging Track             Business Office            Jogging Track         Business Office
                                          Gym Room                                             Gym Room
                                     X      Small Playground                                    Small Playground
OCCUPANCY:                         90%                                                 88%
LEASING DATA:
  Available Leasing Terms          6 to 15 Months                                      3 to 24 Months
  Concessions                      1 - 1 1/2 Months Free                               None
  Pet Deposit                      $300 - $500                                         None
  Utilities Paid by Tenant:          X    Electric            X     Natural Gas         X      Electric          X   Natural Gas
                                     X    Water                     Trash                      Water                 Trash
  Confirmation
  Telephone Number
NOTES:                                                                                 None
                                                                                       Inferior
  COMPARISON TO SUBJECT:

                                                     COMPARABLE                                         COMPARABLE
          DESCRIPTION                                   R - 2                                             R - 3
--------------------------------   ---------------------------------------   -------------------------------------------------------
  Property Name                    Wood Creek                                      Black Hawk
  Management Company
LOCATION:
  Address                          6910 Ramblewood Rd.                             3010 Simcoe Rd.
  City, State                      Fort Wayne, IN                                  Fort Wayne, IN
  County                           Allen                                           Allen
  Proximity to Subject             0.25 miles NE of subject                        3 miles SE of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           151,266                                         190,520
  Year Built                       1973                                            1970
  Effective Age                    17                                              20
  Building Structure Type          Wood, w/ brick & siding facade; asphalt         Wood, w/ brick & siding facade; asphalt
                                    shingle roof                                     shingle roof
  Parking Type (Gr., Cov.,   )     Open, Covered                                   Open
   etc.)                           204                                             209
  Number of Units                       Type                  Unit   Qty.     Mo.        Type             Unit   Qty.            Mo.
  Unit Mix:                        3   1BD/1BH                661    136      $399 3 1BD/1BH - Type 1      600    56            $440
                                   3   1BD/1BH                680     17      $399 4 2BD/1.5BH             810    12            $500
                                   4   2BD/1BH                970     51      $499 4 2BD/2BH               960   104            $540
                                                                                          6 3BD/2.5BH    1,280    16            $685
                                                                                          6 3BD/2.5BH    1,280    21            $695
  Average Unit Size (SF)           740                                             912
  Unit Breakdown:                      Efficiency       0%      2-Bedroom      25%     Efficiency       0%           2-Bedroom   56%
                                       1-Bedroom       75%      3-Bedroom       0%     1-Bedroom       27%           3-Bedroom   18%
CONDITION:                         Very Good                                       Good
APPEAL:                            Good                                            Good
AMENITIES:
  Unit Amenities                                  Attach. Garage          Vaulted Ceiling         Attach. Garage   X  Vaulted
                                                                                                                      Ceiling
                                                  Balcony                                 X       Balcony          X
                                                  Fireplace                                       Fireplace
                                            X     Cable TV Ready                          X       Cable TV Ready
  Project Amenities                         X     Swimming Pool                           X       Swimming Pool
                                                  Spa/Jacuzzi             Car Wash                Spa/Jacuzzi         Car Wash
                                                  Basketball Court        BBQ Equipment   X       Basketball Court X  BBQ Equipment
                                                  Volleyball Court        Theater Room            Volleyball Court    Theater Room
                                            X     Sand Volley Ball  X     Meeting Hall            Sand Volley Ball X  Meeting Hall
                                            X     Tennis Court            Secured Parking X       Tennis Court        Secured
                                                                                                                      Parking
                                                  Racquet Ball      X     Laundry Room            Racquet Ball     X  Laundry Room
                                                  Jogging Track           Business Office         Jogging Track       Business
                                                                                                                      Office
                                            X     Gym Room                                        Gym Room
                                            X     Small Playground                        X       Small Playground
OCCUPANCY:                                  88%                                    91%
LEASING DATA:
  Available Leasing Terms                 6 to 12 Months                           6 to 12 Months
  Concessions                             $125 discount per month / no security deposit   None
  Pet Deposit                             $200                                     $200
  Utilities Paid by Tenant:                 X     Electric          X     Natural Gas     X       Electric         X  Natural Gas
                                                  Water                   Trash                   Water               Trash
  Confirmation
  Telephone Number
NOTES:                                      None

                                            Similar                                         Similar
  COMPARISON TO SUBJECT:

                                                           COMPARABLE                                     COMPARABLE
DESCRIPTION                                                  R - 4                                           R - 5
-----------------------------------       --------------------------------------------     -----------------------------------------
  Property Name                           Regency Park                                     Village Green
  Management Company
LOCATION:
  Address                                 1685 Reed Road                                   6500 St. Joe Rd.
  City, State                             Fort Wayne, IN                                   Fort Wayne, IN
  County                                  Allen                                            Allen
  Proximity to Subject                    3 miles S of subject                             0.25 miles NW of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                  209,762                                          166,950
  Year Built                              1972                                             1970
  Effective Age                           20                                               20
  Building Structure Type                 Wood, w/ brick & siding facade; asphalt          Wood, w/ brick & siding facade; asphalt
                                          shingle roof                                      shingle roof
  Parking Type (Gr., Cov.,
   etc.)                     )            Open, Covered                                    Open, Covered
  Number of Units                         226                                              216
  Unit Mix:                                  Type                 Unit  Qty.       Mo.       Type                 Unit  Qty.   Mo.
                                          3 1BD/1BH                713   42       $490     2 1BD/1BH              580   54    $400
                                          4 2BD/1.5BH              993   60       $585     3 1BD/1BH              626   18    $420
                                          4 2BD/1BH                937  108       $560     3 1BD/1BH              684   18    $435
                                          6 3BD/1.5BH            1,190   16       $730     3 2BD/2BH              782   36    $465
                                                                                           3 2BD/2BH              803   18    $480
                                                                                           4 2BD/2BH              870   36    $495
                                                                                           5 3BD/2BH              908   18    $510
                                                                                           6 3BD/2BH              1,200 18    $650
  Average Unit Size (SF)                  928                                              772
  Unit Breakdown:                         Efficiency       0%      2-Bedroom      83%      Efficiency       0%    2-Bedroom     42%
                                          1-Bedroom        19%     3-Bedroom       7%      1-Bedroom        42%   3-Bedroom     17%
CONDITION:                                Good                                             Good
APPEAL:                                   Good                                             Good
AMENITIES:
  Unit Amenities                              Attach. Garage        Vaulted Ceiling        Attach. Garage         Vaulted Ceiling
                                          X   Balcony           X                          Balcony
                                              Fireplace                                X   Fireplace
                                          X   Cable TV Ready                           X   Cable TV Ready
  Project Amenities                       X   Swimming Pool                            X   Swimming Pool
                                              Spa/Jacuzzi           Car Wash               Spa/Jacuzzi            Car Wash
                                              Basketball Court  X   BBQ Equipment          Basketball Court       BBQ Equipment
                                          X   Volleyball Court      Theater Room           Volleyball Court       Theater Room
                                              Sand Volley Ball      Meeting Hall           Sand Volley Ball       Meeting Hall
                                          X   Tennis Court          Secured Parking        Tennis Court           Secured Parking
                                              Racquet Ball      X   Laundry Room           Racquet Ball     X     Laundry Room
                                              Jogging Track         Business Office        Jogging Track    X     Business Office
                                          X   Gym Room                                     Gym Room
                                          X   Small Playground                         X   Small Playground
OCCUPANCY:                                88%                                         90%
LEASING DATA:
  Available Leasing Terms                 3 to 12 Months                              3 to 12 Months
  Concessions                             1 - 1 1/2 Months Free                       1 - 1 1/2 Months Free
  Pet Deposit                             $99                                         $200 + $10 per month
  Utilities Paid by Tenant:               X    Electric         X   Natural Gas        X       Electric         X Natural Gas
                                               Water                Trash                      Water              Trash
  Confirmation
  Telephone Number
NOTES:                                    None                                        Free golf to all residents

                                          Similar                                     Similar
  COMPARISON TO SUBJECT:

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

  COMPARABLE R-1             COMPARABLE R-2          COMPARABLE R-3
 MONTROSE SQUARE               WOOD CREEK              BLACK HAWK
 6541 Emmons Dr.           6910 Ramblewood Rd.       3010 Simcoe Rd.
  Fort Wayne, IN             Fort Wayne, IN          Fort Wayne, IN

    [PICTURE]                   [PICTURE]               [PICTURE]

  COMPARABLE R-4             COMPARABLE R-5
   REGENCY PARK               VILLAGE GREEN
  1685 Reed Road            6500 St. Joe Rd.
  Fort Wayne, IN             Fort Wayne, IN

    [PICTURE]                  [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                                   EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                   (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                                   EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

     The statements of fact contained in this report are true and correct.

     The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

     American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

     Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

     The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

     The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

     I personally did not inspect the subject property. John Nolan provided significant real property appraisal assistance in the preparation of this report.

     I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                            -s- Kenneth W. Kapecki
                                 -----------------------------------------------
                                                Ken Kapecki, MAI
                                     Managing Principal, Real Estate Group
                                 State of Indiana, Certified General Appraiser,
                                                  #CG49600008

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                                   EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                   (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                             KENNETH W. KAPECKI, MAI

                      MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Kenneth W. Kapecki is the Managing Principal for the Chicago Real Estate Group of American Appraisal
                 Associates, Inc. ("AAA").

EXPERIENCE

  Valuation      Mr. Kapecki has over 17 years of experience in providing
                 valuation services to clients worldwide. He has a diversified background with considerable expertise in the valuation of special-purpose properties, large multilocational holdings, and investment-grade real estate. He has appraised steel mills, chemical plants, food processing facilities, airports, mines, railroad rights-of-way, hotels, and a variety of commercial and manufacturing facilities.

                 Mr. Kapecki's experience further extends to highest and best use studies, feasibility studies, lease valuation analyses, cost segregation analyses, and insurable value analyses. His reports are most frequently prepared for acquisition, ad valorem tax, divestiture, financing, allocation of purchase price, litigation support, and value reporting. Over the years, he has completed appraisals in 50 states representing over $10 billion in value.

                 Mr. Kapecki has developed a core competency in the valuation of hospitality property. He has appraised more than 150 hotels in the last two years alone for financing, acquisition due diligence, cost segregation, and feasibility. These properties consisted of a mixture of limited-service, full-service, and resort hotels located throughout the United States as well as in the Bahamas, Belize, and Guam.

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

  Court Mr. Kapecki has testified as an expert witness in state and federal district courts and by deposition statements and interrogatory communications.

  Business Prior to joining AAA in 2001, Mr. Kapecki was a senior manager in the Chicago Valuation Service Group of Arthur Andersen, where he served as the central regional team leader for real estate staff training, hospitality consulting, and the valuation of real estate. Prior to his employment with Arthur Andersen, Mr. Kapecki served as the manager of real estate valuations for Lloyd-Thomas Coats and Burchard Co.

EDUCATION                  University of Wisconsin - La Crosse
                            Bachelor of Science - Geography

STATE CERTIFICATIONS       State of Illinois, Certified General Real Estate
                           Appraiser, #153000331

                           State of Indiana, Certified General Appraiser, #CG49600008

                           State of Michigan, Certified General Appraiser, #1201003145

                           State of Wisconsin, Certified General Appraiser and Licensed Appraiser, #641

PROFESSIONAL               Appraisal Institute, MAI Designated Member
  AFFILIATIONS              Chicago Chapter, Admissions Committee Member,
                            1997 - Present

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

VALUATION AND            Appraisal Institute
  SPECIAL COURSES          Appraisal Principles
                           Case Studies in Real Estate Valuation
                           Fair Lending and the Appraiser
                           Highest & Best Use and Market Analysis
                           Income Capitalization, Parts A and B
                           Litigation Support: The Appraiser as an Expert
                            Witness
                           Partial Interest Valuation
                           Real Estate Disclosure
                           Report Writing
                           Standards of Professional Practice
                           Valuation of Detrimental Conditions
                           Valuation Theory and Techniques
                         Arthur Andersen, Course Developer
                           Income Capitalization Theory and Techniques
                           Introduction to the Cost Approach
                           Property Inspection and Market Data Collection

AMERICAN APPRAISAL ASSOCIATES, INC.
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
VERSAILLES ON THE LAKE, FORT WAYNE, INDIANA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.